Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Visualant, Inc.:  Lynn Felsinger

206 903 1351 – Lynn@visualant.net

Investor Relations

Paul DeRiso

Core Consulting Group

925 465 6088

paul@coreconsultingroup.com

Visualant Closes RATLab Acquisition;

Consolidation of Intellectual Property and Scientific Leadership

Seattle, WA, June 2, 2011, Visualant, Inc. (OTCBB: VSUL.OB), a pioneer provider of industry-leading identification solutions, announced today that it closed the acquisition of all Visualant related assets of the RATLab LLC.

The RATLab LLC is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia. Guided by Dr. Tom Furness and Dr. Brian Schowengerdt, a research scientist in the field of optics and vision science, the RATLab LLC developed the Spectral Pattern Matching (“SPM”) technology under contract for Visualant.

With this acquisition, Visualant consolidates all intellectual property relating to the SPM technology.  In addition to its current authentication and security applications of SPM, Visualant now owns all other applications including the important fields of medicine, agriculture, and the environment and will begin the creation of its laboratory.

With the closing of this asset acquisition transaction, Dr. Tom Furness and Dr. Brian Schowengerdt will continue to provide technology leadership to Visualant under consulting agreements with the Company.

Dr. Furness stated, “We are very pleased to begin the process of moving all the Visualant intellectual property and scientific leadership to the Company. Coupled with the new innovations that will come out of Visualant Laboratory, we believe the applications of the SPM technology can grow rapidly, and we look forward to our active involvement in that effort.”

Ron Erickson, Visualant CEO said, “We are thrilled to be able to bring all of these intellectual property and human assets together.  Dr. Furness, Dr. Schowengerdt, and the wonderful research team at the RATLab have done brilliant work.  With this acquisition, Visualant will build its own laboratory to continue the research and development of SPM technology.”

About Visualant, Inc.

Visualant, Inc. develops low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications.  Its patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items.  When matched against existing databases, these spectral signatures allow precise identification and authentication of any item or substance.  This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (“SPM”).  SPM technology can be miniaturized and is easily integrated into a variety of hand-held or fixed mount configurations, and can be combined in the same package as a bar-code or biometric scanner.

Through its wholly owned subsidiary, TransTech Systems, Inc., (www.ttsys.com) the Company provides security and authentication solutions to security and law enforcement markets throughout the United States.